Exhibit 4.1

Execution Version

SECOND SUPPLEMENTAL INDENTURE

This Second Supplemental Indenture (“Second Supplemental Indenture”), dated as of April 26, 2018, among SOUTHWESTERN ENERGY COMPANY, a Delaware corporation (the “Company”), A.W. REALTY COMPANY, LLC, a Texas limited liability company, ANGELINA GATHERING COMPANY L.L.C., a Texas limited liability company, DESOTO GATHERING COMPANY, LLC, a Texas limited liability company, SWN DRILLING COMPANY, LLC, a Texas limited liability company, SWN E & P SERVICES, LLC, a Texas limited liability company, SWN ENERGY SERVICES COMPANY, LLC, a Texas limited liability company, SWN INTERNATIONAL, LLC, a Delaware limited liability company, SWN MIDSTREAM SERVICES, LLC, a Texas limited liability company, SWN PRODUCER SERVICES, LLC, a Texas limited liability company, SWN PRODUCTION (ARKANSAS), LLC, a Texas limited liability company, SWN PRODUCTION COMPANY, LLC, a Texas limited liability company, SWN WATER RESOURCES COMPANY, LLC, a Texas limited liability company and SWN WELL SERVICES, LLC, a Texas limited liability company (each, a “Guaranteeing Subsidiary,” and together, the “Guaranteeing Subsidiaries”), each, a subsidiary of the Company, and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (the “Base Indenture”), dated as of March 5, 2012, and a first supplemental indenture (the “First Supplemental Indenture,” and together with the Base Indenture, the “Indenture”) dated as of November 29, 2017, providing for the issuance of 4.10% Senior Notes due 2022 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances, each Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which each Guaranteeing Subsidiary shall unconditionally guarantee all of the Company’s obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Note Guarantee”);

WHEREAS, all acts and requirements necessary to make this Second Supplemental Indenture a legal, valid and binding obligation of the Company have been done;

WHEREAS, the Company has requested and hereby requests that the Trustee join with the Company and the Guaranteeing Subsidiaries in the execution of this Second Supplemental Indenture and the Company has provided the Trustee with a Board Resolution authorizing the execution of and approving this Second Supplemental Indenture; and

WHEREAS, pursuant to Section 9.1 of the Indenture, the Trustee is authorized to execute and deliver this Second Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, each Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. Guarantee. Each Guaranteeing Subsidiary hereby provides an unconditional Note Guarantee on the terms and subject to the conditions set forth in the Indenture including, but not limited to, Article 10 thereof.

3. No Recourse Against Others. An incorporator, director, officer, employee, stockholder or controlling person, as such, of the Company shall not have any liability for any obligations of the Company under the Notes, the Indenture or this Second Supplemental Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder shall waive and release all such liability.

4. Governing Law. THIS SECOND SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

5. Counterparts. The parties may sign any number of copies of this Second Supplemental Indenture. One signed copy is enough to prove this Second Supplemental Indenture. This Second Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be an original, but all of them together represent the same agreement. The exchange of copies of this Second Supplemental Indenture and of signature pages by facsimile or electronic (i.e., “pdf” or “tif”) transmission shall constitute effective execution and delivery of this Second Supplemental Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or electronic (i.e., “pdf” or “tif”) transmission shall be deemed to be their original signatures for all purposes.

6. Headings. The headings of the Sections of this Second Supplemental Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

7. The Trustee. The Trustee shall not be responsible and makes no representation as to the validity, sufficiency or adequacy of this Second Supplemental Indenture, and it shall not be responsible for the recitals or statements in this Second Supplemental Indenture or the Indenture, all of which are made solely by the Company and the Guaranteeing Subsidiaries, and the Trustee assumes no responsibility for their correctness.

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated: April 26, 2018

A.W. REALTY COMPANY, LLC

ANGELINA GATHERING COMPANY, L.L.C.

DESOTO GATHERING COMPANY, LLC

SWN DRILLING COMPANY, LLC

SWN E & P SERVICES, LLC

SWN ENERGY SERVICES COMPANY, LLC

SWN INTERNATIONAL, LLC

SWN MIDSTREAM SERVICES, LLC

SWN PRODUCER SERVICES, LLC

SWN PRODUCTION (ARKANSAS), LLC

SWN PRODUCTION COMPANY, LLC

SWN WATER RESOURCES COMPANY, LLC

SWN WELL SERVICES, LLC

By:	/s/ Randall Barron
Name:	Randall Barron
Title:	Vice President & Treasurer

SOUTHWESTERN ENERGY COMPANY

By:	/s/ Randall Barron
Name:	Randall Barron
Title:	Vice President & Treasurer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,
as Trustee

By:	/s/ R. Tarnas
Name:	R. Tarnas
Title:	Vice President

[Signature Page to Second Supplemental Indenture]